SUBADVISORY AGREEMENT
      This SUBADVISORY AGREEMENT is dated as of May 1,
2013 by and between SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware corporation (the "Adviser"), and INVESCO
ADVISERS, INC., a Delaware corporation (the "Subadviser" and, together with the Adviser, the "Parties").

WITNESSETH:
      WHEREAS, the Adviser and Sun America Series Trust, a
Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1,
1999, as amended (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and
      WHEREAS, the Trust is registered under the Investment
Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and
      WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and
      WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio or portfolios of the Trust listed in Schedule A hereto (the "Portfolio(s)"), and the Subadviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties
hereto as follows:
      1.	Duties of the Subadviser. The Adviser hereby engages
the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio listed. The Subadviser will determine in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The
Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations for the Portfolio(s) set forth in the Trust's current prospectus and statement of additional information, and applicable laws and regulations.
            The Subadviser represents and warrants to the Adviser that it will perform its responsibilities under this Agreement in compliance with all applicable federal and state laws;. Without limiting the foregoing, the Subadviser represents and warrants that its management of the Portfolios' assets is designed to achieve the Portfolios' (1) qualification, election and maintenance of such election by each Portfolio to be treated as a "regulated investment company" under subchapter M, chapter 1 of the Code, and (2) compliance with (a) the provisions of the Act and rules adopted thereunder; (b) the diversification requirements specified in the Internal Revenue Service's regulations under Section
817(h) of the Code; (c) applicable state insurance laws; and (d) applicable federal and state securities, commodities and banking laws. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Subadviser shall provide the Adviser information, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.
             Upon request, the Subadviser shall assist in the negotiation of all futures agreements, options agreements, ISDA Master Agreements, Credit Support Annexes, and other contracts and agreements related to derivatives transactions and holdings in the Portfolios (each, a "Derivatives Agreement"). The Adviser acknowledges that it shall execute each such Derivatives Agreement and will have responsibility for complying with the terms and obligations of each such Derivatives Agreement. In instances in which the Adviser becomes party to a Derivatives Agreement executed by the Subadviser by signing a joinder agreement, the Adviser will be responsible for complying with the terms of such joinder agreement. The Adviser further acknowledges that it shall have sole responsibility for establishing, maintaining and monitoring any registrations and/or exemptions from registration with the Commodity Futures Trading
Commission with respect to the Trust or the Adviser.

             The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.
             The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.
		The Adviser acknowledges that the Subadviser is not the tax advisor, compliance, pricing or fund accounting agent for the Portfolios. Further, the Adviser acknowledges that Subadviser shall have no responsibility to vote proxies with respect to companies whose securities are held in the Portfolios. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Portfolios; provided, however, that Subadviser shall provide notice to Adviser of any such potential claim of which it becomes aware and reasonably cooperate with Adviser in any possible proceeding.

       2.	Portfolio Transactions. The Subadviser is authorized to
select the brokers or dealers, which the Adviser acknowledges may be affiliated with the Subadviser, that will execute the purchases and sales of portfolio securities and is directed to use its best efforts to obtain the best price and execution. In selecting such broker or dealers, the Subadviser shall consider all relevant factors, including price (including the applicable brokerage commission or dealer spread), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker or dealer involved, the quality of the service, the difficulty of execution, the execution capabilities and operations facilities of the firm involved, and the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this
Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, nor shall the Subadviser be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Portfolio to pay a commission to an affiliate of the Subadviser, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer, including an affiliate of the Subadviser, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the
Subadviser exercises investment discretion. The Subadviser will promptly communicate to the Adviser and to the officers and the
Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.
      3.	Compensation of the Subadviser. The Subadviser shall
not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder.
As full compensation for the Subadviser under this Agreement, the
Adviser agrees to pay the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.
      4.	Reports. The Adviser and the Subadviser agree to furnish
to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.
      5.	Status of the Subadviser. The services of the Subadviser
to the Adviser and the Trust are not to be deemed exclusive, and the
Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the
Trust.
      6.	Certain Records. The Subadviser hereby undertakes and
agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s)
that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and
Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request.
             The Subadviser agrees that all accounts, books and other
records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange
Commission, the Trust's auditors, the Trust or any representative of the
Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.
      7.	Reference to the Subadviser. Neither the Trust nor the
Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.
      8.	Liability of the Subadviser. In the absence of willful
misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Adviser Indemnitees") for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of the Adviser
Indemnitees in connection with the matters to which this Agreement relates, (i) except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the Subadviser's receipt of compensation for services and (ii) provided that nothing in this Agreement shall operate to exculpate, waive or limit the liability of the Subadviser or its Affiliates for, and the Subadviser
shall indemnify and hold harmless the Adviser Indemnitees against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser
Indemnitees may become subject under the 1933 Act, the Act, the
Advisers Act, or common law arising out of any untrue statement of a material fact relating to the Subadviser's performance under this
Agreement contained in a Portfolio's Prospectus and/or SAI, proxy materials, reports, advertisements, or sales literature or the omission to state therein such a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was reasonably made in reliance upon information furnished to the Adviser or the Trust by any Subadviser Indemnitee (as defined below) for use therein, which the
Subadviser knew to be materially inaccurate. Except as otherwise set forth above, the Adviser agrees to indemnify and hold harmless the
Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) arising from the Subadviser's providing services under this Agreement or the sale of securities of the Trust.
             The Subadviser agrees to indemnify and hold harmless
the Adviser Indemnitees against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which any of the Adviser Indemnitees may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadviser's disabling conduct; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Subadviser Indemnitees against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser
Indemnitees may become subject under the 1933 Act, the Act, the
Advisers Act, or at common law arising out of or based on (i) willful misfeasance, bad faith, or gross negligence of the Adviser or its reckless disregard in the performance of its obligations and duties under this Agreement, or (ii) any untrue statement of a material fact contained in the Prospectus and/or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Portfolio or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees.
      9.	Representations.  By execution of the Agreement, the
Adviser acknowledges receipt of the Subadviser's Part 2A of its registration statement on Form ADV prior to signing the Agreement.
The Adviser and Subadviser mutually represent to the other that they are either (a) Members of the National Futures Association ("NFA") and
will continue to be Members of the NFA for the term of this Agreement, and have and will maintain all necessary registrations to satisfy their obligations thereunder, or (b) are exempt from NFA membership.
      10.	Term of the Agreement. This Agreement shall continue
in full force and effect with respect to each Portfolio until the earlier of
(a) two years from the date this Agreement is approved by the Trustees, or (b) the first meeting of the shareholders of the Portfolio of the Trust after the date hereof. If approved at such meeting by the affirmative vote of a majority of the outstanding voting securities (as defined in the Act), of the Portfolio with respect to such Portfolio, voting separately from any other series of the Trust, this Agreement shall continue in full force and effect with respect to such Portfolio from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust, provided, however, that if the shareholders fail to approve the Agreement as provided herein, the Subadviser may continue to serve hereunder in the manner and to the extent permitted by the Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder.
             With respect to each Portfolio, this Agreement may be terminated at any time, without payment of penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Trust;
provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after six months' written notice, whichever is earlier. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

             This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.
      11.	Severability. If any provision of this Agreement shall be
held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
      12.	Amendments. This Agreement may be amended by
mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.
      13.	Governing Law. This Agreement shall be construed in
accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of
New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.
      14.	Personal Liability. The Declaration of the Trust
establishing the Trust (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property" only shall be liable.
      15.	Separate Series. Pursuant to the provisions of the
Declaration, each portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular portfolio shall be enforceable only against the assets of that portfolio and not against the assets of any other portfolio or of the Trust as a whole.
      16.	Confidentiality. Neither the Subadviser nor the Adviser
or their respective affiliates will disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios. The Subadviser and the Adviser and their respective affiliates will keep confidential any non-public information obtained directly as a result of this service relationship. The Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.
      The Adviser and the Trust each understand, acknowledge, and agree that the Portfolio is managed by the Subadviser using investment models which are used by the Subadviser and its affiliates to manage other accounts (specifically including, but not limited to, other registered investment companies), that such other accounts may have portfolio holdings that are substantially similar or identical to those of the Portfolio, and that the use of portfolio holdings information related to such other accounts is not subject to the restrictions of this Agreement or the Portfolio's policies and procedures related to the disclosure of portfolio holdings.
      The Subadviser and the Adviser acknowledge and agree that during the term of this Agreement the Parties may have access to information that is proprietary or confidential to the Parties or their respective affiliates ("Confidential Information"). The Parties agree that their respective officers, employees and agents shall treat all such Confidential Information as confidential and proprietary and will not disclose Confidential Information for any purpose other than in connection with carrying out of their responsibilities under this Agreement or as necessary to effectuate the business of the Trust or its Portfolios. The Parties will keep confidential any Confidential Information obtained directly as a result of this service relationship, and shall disclose such Confidential Information only if: (i) the other
Party has authorized such disclosure by prior written consent, (ii) such information is or hereafter otherwise is known by the disclosing
Party or has been disclosed, directly or indirectly, by the other Party or becomes ascertainable from public or published information or trade sources, (iii) if such disclosure is expressly required or requested by applicable federal or state regulatory or judicial authorities, or (iv) to the extent such disclosure is reasonably required by auditors or attorneys of the Parties in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

      17.	Delegation. In rendering the services required under this
Agreement, the Subadviser may, consistent with applicable law and regulations, from time to time employ, delegate or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement, provided, however, that any such delegation shall not involve any such person serving as an "investment adviser" to the Portfolio within the meaning of the Act. The Subadviser shall remain liable to the Adviser for the performance of the Subadviser's obligations hereunder and for the acts and omissions of such other person, and the Adviser shall not be responsible for any fees that such person may charge to the Subadviser for such services.
      18.	Notices. All notices shall be in writing and deemed
properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:



Subadviser: 		Invesco Advisers, Inc.
c/o Invesco Aim Management Group, Inc.
11 Greenway Plaza, Suite 100
Houston, Texas 77046
Attention: 	General Counsel


Adviser: 		SunAmerica Asset Management Corp.
Harborside Financial Center
3200 Plaza 5
Jersey City, New Jersey 07311
Attention: 	Gregory N. Bressler
		Senior Vice President and
General Counsel
with a copy to: 	SunAmerica Retirement Markets
1 SunAmerica Center
Century City
Los Angeles, California 90067-6022
Attention: 	Mallary Reznik
		Senior Vice President and
General Counsel \



IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

                          SUNAMERICA ASSET
MANAGEMENT CORP.
                               By //s// PETER A. HARBECK

                               Name: Peter A. Harbeck
                               Title: President & Chief
Executive Officer


INVESCO ADVISERS, INC

                                 By: //s// ANDREW
SCHLOSSBERT
                                 Name: Andrew Schlossberg
                                 Title: Senior Vice President
Schedule A

Portfolio
                                   A
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)

VCP Value Portfolio
0.425% on first $250 million
0.400% on next $250 million
0.375% on next $500 million
0.300% thereafter